Columbia Sportswear Company
                      Executive Incentive Compensation Plan

                                    Article 1

     Name of Plan. The name of the Plan shall be the Columbia Sportswear Company Executive Incentive Compensation Plan (the Plan).

                                    Article 2

     Effective Date of Plan. The effective date of the Plan shall be January 1, 1999. The Plan shall be subject to the approval of a majority of the shareholders of Columbia Sportswear Co. (the Company) at the first annual shareholders meeting to be held after the effective date. No payments will be made under the Plan unless and until such approval is obtained.

                                    Article 3

     Purpose of Plan. The purpose of this Plan is to provide an incentive to key executive officers of the Company who contribute to its success by offering an opportunity to such persons to earn compensation in addition to their salaries, based upon company success.

                                    Article 4

     Administration of Plan. The Plan shall be administered by the Compensation Committee (the Committee) of the Board of Directors (the Board) of the Company. The Committee shall have the full power and authority to administer the Plan. In applying and interpreting the provisions of the Plan, the decisions of the Committee shall be final.

                                    Article 5

     Eligibility. The Committee shall determine the key executive officers of the Company who shall participate in the Plan for any fiscal year as soon as practicable following the beginning thereof, but no later than 90 days after the beginning of the year. Such determination shall be in writing and shall be communicated to eligible executives as soon as practicable.

                                    Article 6

     Performance Targets. From time to time, the Committee shall establish performance goals based on the amount of Company revenues, sales, earnings, or earnings per share, or the growth of Company revenues, sales, earnings, or earnings per share. The performance goals to be applied for any calendar year shall be determined by the Committee no later than 90 days after the beginning of the year. Each eligible executive's bonus shall be determined, in such manner as the Committee shall prescribe, by the extent to which the Company attains these goals. The specific performance goals to which each eligible executive's bonus is tied shall be at the discretion of the Committee. The audited financial statements of the Company will be used to measure all financial goals. The Committee shall have the discretion to include or exclude any extraordinary items and/or to adjust its performance goals to take into account changes in accounting, however, any decision to include or exclude extraordinary items or to adjust performance goals to reflect changes in accounting shall be made by the Committee at or prior to the time the Committee establishes performance goals for the calendar year as prescribed above in this Article 6.

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                                    Article 7

     Amount of Bonus. Upon determining that an executive is eligible to participate in the Plan, the Committee shall determine a target bonus for such executive. The target bonus shall be stated as a percentage of the eligible executive's base salary.

     After the end of the year, the Committee shall determine the extent to which the Company has reached the performance goals established for the eligible executives. An eligible executive shall receive no bonus if less than 85% of the applicable performance goal is reached. An eligible executive shall receive 66% of the target bonus if 85% of the applicable performance goal is reached. If 100% of the applicable performance goal is reached, an eligible executive shall receive 100% of the target bonus. Achievement of between 85% and 100% of the performance goal shall result in a prorated bonus of between 66% and 100% of the target bonus.

     If the performance goal is exceeded, an eligible executive's bonus will be greater than the target bonus. If 115% of the performance goal is achieved, the amount of bonus will be 125% of the target bonus. Achievement between 100% and 115% of the performance goal shall result in a prorated bonus of between 100% and 125% of the target bonus. The maximum bonus shall be 125% of the target bonus.

     The Committee shall have the discretion to reduce the amount payable to any participant for a calendar year by up to 100% based upon factors which it determines, in its discretion, warrant such reduction.

     Notwithstanding any other provision of the Plan, the maximum amount payable to any participant under the Plan for a calendar year will not exceed $2 million.

                                    Article 8

     Time of Payment. Payments will be made as soon as practicable after the Committee has certified the amounts payable under the Plan based upon audited financial results of the Company for the calendar year. No payment will be made under the Plan in respect of any calendar year unless the predetermined performance goals have been satisfied.

                                    Article 9

     Term of Plan. The Plan shall remain in effect until terminated by the Board.

                                   Article 10

     Separation. In case of separation from the Company due to death, disability, or retirement an individual or his or her beneficiaries shall receive a bonus, which is prorated for the period of time that the eligible executive was employed by the Company during the year in which the eligible employee died, became disable or retired. The amount of such payment shall be determined and payable after the end of such year. In case of separation from the Company for any other reason, an eligible executive shall not be entitled to a bonus under this Plan for the year in which the separation occurs.

                                   Article 11

     Amendment of the Plan. The Board shall have the power to amend or terminate this Plan, in whole or in part, at any time, except that the Board shall not have the right to change the performance goals established by the Committee under Article 6, above. The Plan shall not create any rights of future participation in any employee. No person eligible to receive a bonus under this Plan shall have any rights to pledge, assign, or otherwise dispose of any unpaid portion of such bonus.

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